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                 Exhibit 23



 CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the prospectuses included in the registration statements of MascoTech, Inc. on Form S-3 (Registration Nos. 33-59222, 33-55837 and 333-66307) and Form S-8
(Registration  Nos. 33-30735, 33-42230, 333-30869, 333-64531 and 333-74875) of
our report dated February 19, 1999, on our audits of the consolidated financial statements and financial statement schedule of MascoTech, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.



PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan
March 25, 1999